EXHIBIT 99.1

Contacts:
Brad W. Buss
EVP Finance & Administration and CFO
(408) 943-2754

Joseph L. McCarthy
Director Corporate Communications
(408) 943-2902
For Immediate Release

Cypress Announces Quarterly Cash Dividend

SAN JOSE, Calif., May 12, 2014 - Cypress Semiconductor Corp. (NASDAQ: CY) today announced that its Board of Directors has approved a quarterly cash dividend of $0.11 per share payable to holders of record of the Company's common stock at the close of business on June 26, 2014. This dividend will be paid on July 17, 2014.

The dividend will be paid from U.S. domestic sources other than the Company's retained earnings and will be treated as a return of capital for U.S. tax purposes for the 2014 fiscal year. Cypress’s dividend policy and the payment of cash dividends under that policy are subject to the Board's continuing determination that the dividend policy and the declaration of dividends are in the best interests of Cypress’s stockholders and are in compliance with all laws and agreements of Cypress applicable to the declaration and payment of cash dividends. The dividend policy may be changed or cancelled at the Company’s discretion at any time.

About Cypress
Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the flagship PSoC® 1, PSoC 3, PSoC 4 and PSoC 5 programmable system-on-chip families. Cypress is the world leader in capacitive user interface solutions including CapSense® touch sensing, TrueTouch® touchscreens, and trackpad solutions for notebook PCs and peripherals. Cypress is a world leader in USB controllers, which enhance connectivity and performance in a wide range of consumer and industrial products. Cypress is also the world leader in SRAM and nonvolatile RAM memories. Cypress serves numerous major markets, including consumer, mobile handsets, computation, data communications, automotive, industrial and military. Cypress trades on the NASDAQ Global Select Market under the ticker symbol CY. Visit Cypress online at www.cypress.com.

Forward-Looking Statements

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding its adoption of a cash dividend policy, any future payments made under that policy, any decision to cancel or change the cash dividend policy, the judgment as to the tax treatment of such dividends, each of which involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: the discretion of management and the board as to whether declaring a cash dividend is in the best interests of the Company, the business and economic conditions and growth trends in the semiconductor industry and in various geographic regions; our ability to manage financial risk; and other factors listed in Cypress’s most recent reports on Form 10-K, 10-Q and 8-K. The information above speaks only as of the date of this release.

IRS Circular 230 disclosure: To ensure compliance with requirements imposed by the IRS, we inform you that any tax advice contained in this communication, unless expressly stated otherwise, was not intended or written to be used, and cannot be used, for the purpose of (i) avoiding tax-related penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any tax-related matter(s) addressed herein.

Cypress and the Cypress logo, PSoC, CapSense and TrueTouch are registered trademarks of Cypress Semiconductor Corporation. All other trademarks are the property of their respective owners.

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